Davis New York Venture Fund, Inc.
File Number 811-01701
For the period ending 1/31/2004

Due to the restrictions in the format of form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for the following items:


Series 1

72DD.	1.  Total income dividends for which record pass during the period
	    (000's omitted)
	    Class A	      $ 76851

	2.  Dividends for a second class of open-end company shares
	    (000's omitted)
	    Class B	      $   106
	    Class C	      $   971
	    Class R	      $     1
	    Class Y	      $ 11440

73A.	1.  Dividends from net investment income (per share)
	    Class A	      $  0.19

	2.  Dividends for a second class of open-end company shares (per share)
	    Class B	      $    -
    	    Class C	      $  0.01
	    Class R	      $  0.14
	    Class Y	      $  0.27

74U.    1.  Number of shares outstanding (000's omitted)
	    Class A            430290

	2. Number of shares outstanding of a second class of shares of open-end company (000's ommited)
	    Class B 	       208902
	    Class C            140686
	    Class R	           22
	    Class Y		44756


74V.    1.  Net asset value per share (to nearest cent)
	    Class A           $ 28.17

	2. Net asset value per share of a second class of open-end company shares (to nearest cent)
	    Class B           $ 27.03
	    Class C           $ 27.20
	    Class R	      $ 28.18
	    Class Y           $ 28.47


Series 3

74U.    1.  Number of shares outstanding (000's omitted)
	    Class A	         2656

	2. Number of shares outstanding of a second class of shares of open-end company (000's omitted).
	    Class B                 - (1)
	    Class C                 - (1)

	    (1) less than 500 shares outstanding

74V.    1.  Net asset value per share (to nearest cent)
	    Class A           $ 11.36

	2. Net asset value per share of a second class of open-end company shares (to nearest cent)
	    Class B           $ 11.19
	    Class C           $ 11.19